Exhibit 10.1

TERMINATION, GENERAL RELEASE AND SETTLEMENT AGREEMENT

This Termination, General Release and Settlement Agreement (this "Agreement") is made by and between ROI Land Investments, Inc., a Nevada corporation (referred to herein, together with all of its subsidiaries, as the "Company") and Sarni Ben Chaouch, the Chief Executive Officer of the Company ("Chaouch"). The purpose of this Agreement is to fully and finally dispose of all issues regarding Chaouch's various relationships with the Company, including his separation from employment with the Company as described below.

RECITALS:

1.	The Company's Board of Directors and Chaouch have reached an impasse with respect to the manner of running the Company. The Board of Directors of the Company therefore has requested Chaouch to resign as a member of the Board of Directors of the Company and as its officer and employee, and to terminate his other relationships with the Company. Chaouch has agreed to do so, pursuant to the terms and for the consideration set forth below.

2.	The parties agree and acknowledge that there is good and sufficient consideration for the settlement of any and all issues between Chaouch and the Company and for the mutual promises contained herein. Also, the parties agree and acknowledge that the terms of this Agreement are fair and equitable, reflecting both the corporate interests of the Company and the interests of Chaouch.

AGREEMENT:

l. Acknowledgement of Circumstances of Agreement. Chaouch hereby acknowledges that he is voluntarily entering into this Agreement of his own free will and without influence by the Company or any of its present or former officers, representatives, agents or employees. Chaouch has had the opportunity to consult with legal counsel of his choosing regarding this matter. Chaouch understands that he may take as long as twenty-one (2 l) days to consider this Agreement before signing it. Chaouch's execution of this Agreement before the expiration of that period will constitute his representation and warranty that he has decided that he does not need any additional time to decide whether to execute it.

2. No Admission of Guilt. Neither the negotiation, undertaking or execution of this Agreement shall constitute an admission of guilt, liability or culpability by either party of a violation of any US, French, or Canadian federal, state or provincial constitution, statute or regulation, or common law right, whether in contract or in tort.

3. Consideration; Return of Super-Voting Stock. The Company agrees to issue to Chaouch, promptly after the expiration of the seven-day rescission period set forth in Section 6(e) hereof, One Million (1,000,000) shares of Class B Preferred Stock of the Company. The parties acknowledge that such issuance of Preferred Stock far exceeds in value, and shall stand in lieu, of any other payments which might be due to Chaouch, including any unpaid wages, vacation pay or expenses which may be due to Chaouch. Such shares shall bear a legend with respect to securities law transfer restrictions in accordance with the Company's past practice. In addition, Chaouch shall transfer to the Company for cancellation all of his shares of Class A Preferred Stock in the Company. The Company shall provide for three (3) years a "term" life insurance policy payable to Chaouch with a death benefit ofup to $5 million (USD) (or, at the Company's option, may have Chaouch obtain such insurance and then reimburse Chaouch for the premiums thereon.). Chaouch recognizes that some or all of the premiums therefor may be taxable income to Chaouch under applicable tax rules and regulations.

4. Resignation. Chaouch hereby resigns as a member of the Company's Board of Directors, including that of any subsidiaries of the Company, effective immediately. In addition, Chaouch hereby resigns as an officer and/or employee of the Company, including of any subsidiaries of the Company, effective immediately.

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5. Termination of Agreements. Chaouch hereby unilaterally terminates and withdraws from all agreements with the Company, or concerning the Company, to which Chaouch, or any entity primarily owned or controlled by Chaouch, is a party. The other parties to such agreements may either terminate such agreements or continue them without Chaouch, as such parties (or as the Company, if it is one of those parties) shall decide. Without limiting the generality of the foregoing, Chaouch hereby terminates all voting agreements with respect to the Company's capital stock or other securities, including without limitation the Voting Agreement dated October 1, 2016, with respect to the Company's Class A Preferred Stock, to which Chaouch is a party.

If such termination and/or withdrawal requires the concurrence of other parties, then this termination and/or withdrawal by Chaouch shall remain in effect, and shall not be revoked, until such other parties have acted; and until then, Chaouch hereby irrevocably waives all rights, powers and privileges under any such agreements. Chaouch hereby covenants and agrees, without any further consideration, to sign any termination agreement, withdrawal agreement or other agreement or certification to accomplish or confirm the termination and withdrawal set forth below, within three (3) business days of a request by the Company to do so. Chaouch also irrevocably waives any right to payment or reimbursement of any unpaid salary, expenses, vacation pay and any other benefit owed to him by the Company, now or in the future. Any outstanding options, warrants or rights to shares of the Company's capital stock owned or controlled by Chaouch, or by family members of Chaouch, or by any entity (including a trust) owned or controlled by Chaouch, are hereby cancelled.

6. Mutual Releases. By accepting the terms of this Agreement, Chaouch, for himself, his heirs, executors and administrators, releases and forever discharges the Released Parties (defined below) of and from any and all liability in manner of suits, claims, charges or demands whatsoever, whether in law or in equity, under federal, state and municipal constitutions, statutes, charters, regulations and common law, including, but not limited to, the Family and Medical Leave Act under U.S. Federal and State laws, discrimination or retaliation claims under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621 et seq. (the "ADEA''), Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., as well as any and all claims for violation of any public policy having any bearing whatsoever on the terms or conditions of Chaouch's employment or cessation of employment by the Company; all claims for relief or other benefits under any United States, French or Canadian federal, state, provincial or local statute, ordinance, regulation, rule of decision, or principle of common law, all claims that the Released Parties engaged in conduct prohibited on any basis under any federal, state, or local statute, ordinance, regulation, rule of decision, or principle of common law, and all claims against the Released Parties, whether in contract, expressed or implied, or in tort, including, but not limited to, breach of covenant of good faith and fair dealing, breach of contract (express or implied), defamation, slander, the tortious or wrongful discharge from employment, claims for outplacement services, the intentional or negligent infliction of emotional or mental distress, claims of inducement, promissory estoppel, collateral estoppel, fraud, misrepresentation (negligent or intentional), and all other claims, liability or rights, whether or not related to his employment with the Company (except for rights arising solely out of his status as a stockholder of the Company), including any claims for attorneys' fees and/or costs.

This is a good and final release of all claims of every nature and kind whatsoever, and, by this Agreement, Chaouch releases the Released Parties from all claims that are known and unknown, suspected and unsuspected, whether or not arising out of his employment (including his service as an officer and as a director) and separation from employment with the Company, except for claims for unemployment or workers' compensation, if any. Nothing hereunder shall be deemed to restrict or amend Chaouch's rights as a stockholder of the Company, separate and apart from his employment relationship with the Company. The term "Released Parties" used immediately above means the Company, all of its related companies, subsidiaries and affiliates, their successors and assigns, and all of its and their present, former and future officers, representatives, agents or employees.

The Company, on behalf of itself and all of its subsidiaries, releases Chaouch, his heirs and assigns from any and all liability to the Company, whether in law or in equity, under any United States, French or Canadian federal, state, provincial and municipal constitutions, statutes, charters, regulations and common law with respect to all acts or omissions taken or not taken with respect to the Company, as the case may be, while acting as a director or officer of the Company.

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Chaouch acknowledges that certain states provide that a general release of claims does not extend to claims which the person executing the release does not know or suspect to exist in his favor at the time of executing the release which, if known by him, may have materially affected his entering the release of claims. Being aware that such statutory protection may be available to him, Chaouch expressly, voluntarily and knowingly waives any arguable benefit or protection of any such statute in executing this Agreement, known or unknown. Chaouch acknowledges and understands that the release of claims under the ADEA is subject to special waiver protections under 29 U.S.C. § 626(f). In accordance with that section, Chaouch specifically agrees that he is knowingly and voluntarily releasing and waiving any rights or claims of discrimination under the ADEA. In particular, he acknowledges that he understands the following:

(a) he is not waiving rights or claims for age discrimination under the ADEA that may arise after the date he signs this Agreement;

(b) he is waiving rights or claims for age discrimination under the ADEA in exchange for the consideration set forth in this Agreement, which is in addition to anything of value to which he is already entitled;

(c) he is hereby advised to consult with an attorney before signing this Agreement;

(d) he has twenty-one (21) days within which to consider this Agreement, unless a signed copy of this Agreement is received by the Board of Directors of the Company prior thereto.

(e) he understands that for a period of seven (7) days after his execution of this Agreement, he may revoke this Agreement (other than his resignation as a member of the Company's Board of Directors) after execution by notifying the Company in writing. Such writing must be received by the Company by 11:59 p.m. on the seventh consecutive day after his execution of this Release of Claims at the Company's business address in Montreal, Canada. The remaining portions of this agreement shall not be affected thereby.

(f) he understands that this Agreement (other than his resignation as a member of the Company's Board of Directors) will not become effective or enforceable unless and until he has not revoked it and the applicable revocation period set forth above has expired. The date on which the revocation period expires, if Chaouch does not first revoke it, is the Effective Date of this Agreement for purposes of the employment termination provisions hereof.

(g) he understands that nothing in this Agreement restricts his right to challenge the validity of the General Release of ADEA claims, to file a charge with the EEOC or to participate or cooperate in EEOC investigations or proceedings.

7. Mutual Waiver of Rights. Chaouch agrees that by this Agreement, he is expressly waiving his right to bring or pursue any judicial action, any administrative agency or action, any contractual action, any statutory action or procedure or any action which he could have brought with respect to any matter arising from his employment with the Company and separation therefrom with the Company, provided, however, that this Agreement shall not preclude Chaouch from seeking unemployment compensation or workers' compensation benefits, nor shall it constitute a waiver with respect to any claims he may have for retirement benefits (e.g., 401(k) and pension benefits). Chaouch also agrees that by entering into this Agreement, he is waiving any right he may have to seek or accept damages or relief of any kind with respect to the claims released by this Agreement or by reason of termination of his employment.

In the event that any third party, whether a government agency or instrumentality or a private company or individual (including, without limitation, a stockholder or creditor of the Company), makes a claim against Chaouch and/or the Company alleged to arise partly or wholly out of the actions or omissions of Chaouch, whether currently known or unknown, which if true would have constituted intentional misconduct or actions taken (or omitted) other than in good faith in the best interests of the Company, then the parties agree that the Company shall not seek indemnification, reimbursement or compensation from Chaouch (including any payment for attorneys' fees or expenses, or any right to a joint defense),, and Chaouch shall not seek indemnification, reimbursement or compensation from the Company (including any payment for attorneys' fees or expenses, or any right to a joint defense), whether pursuant to the Company's By-laws or other organizational documents, contracts, laws or otherwise.

8. Confidentiality. Chaouch hereby covenants and agrees to keep in strictest confidence any and all proprietary or confidential information with respect to the Company, its sales prospects, customers, business plans, industry contacts, future plans, data, income information, or any other non-public information with respect to the Company. Chaouch understands that this confidentiality provision, as well as the non-disparagement and confidentiality provisions set forth in Paragraph 11 hereof, is an important reason for the payments authorized hereunder, and is of the essence of this agreement.

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9. Return of Company Property. Chaouch agrees to return promptly all the Company' property in his possession including, but not limited to, credit cards, keys, company files and internal documents, data, and any data contained on an office/computer equipment which has been available for his personal use, which may for any reason not have been turned in by Chaouch on the date of signing hereof. Chaouch shall be permitted to retain one (1) personal computer provided to him by the Company, provided that he confirms to the Company that he has deleted from its hard drive all copies of any Company-related information (including e-mails and non-public documents).

10. Full Knowledge. Chaouch has carefully read this Agreement and fully understands its contents and significance, and he acknowledges that he has not relied upon any representation or statement, written or oral, not set forth in this document. He fully understands that this Agreement constitutes a waiver of all rights available under United States, French and Canadian federal, provincial and state statutes, municipal charter and common law, with regard to the subject matter hereof.

11. Non-Disclosure; Non-Disparagement. Chaouch agrees not to disclose the contents of the provisions of this Agreement, its terms or conditions or the circumstances that resulted in or followed Chaouch's separation from employment, to any party, excluding immediate family, except as required by law or as is reasonably necessary for purposes of securing counsel from his attorney, accountant or financial adviser. Chaouch and the Company both agree not to make any statement, publicly or privately, written or verbal, to any third parties which may disparage or injure the goodwill, reputation and business standing of Chaouch or the Company, respectively. The Company shall instruct its officers and directors to avoid any such statement as well. In the event of any violation of this provision, and the Agreement, either party may seek all appropriate legal and equitable relief. Nothing in this Section 11 is intended to impose restrictions on either party beyond those that are permitted by law, including without limitation compliance with United States, French and Canadian securities laws and regulations, as well as directives of the respective agencies thereof. Nor is it intended to restrict the use of this Agreement as evidence in a subsequent proceeding in which any of the parties allege a breach of this Agreement.

14. Miscellaneous Provisions. This agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof, and supersedes all oral or written agreements and understandings with regard to such subject matter. In case any provision of this agreement shall be invalid, illegal or unenforceable, such provision shall be reformed to the extent necessary to permit enforcement thereof, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. Both parties acknowledge that damages at law may be an inadequate remedy for the breach or threatened breach of this agreement and that, in the event of a breach or threatened breach by a party of any provision hereof, the other party's rights and obligations hereunder shall be enforceable by specific performance, injunction, or other equitable remedy, in addition to and not in lieu of any rights to damages at law or other rights provided by statute or otherwise for a breach or threatened breach of any provision hereof. This agreement shall be binding on and inure to the benefit of the parties' respective successors and assigns.

This agreement shall be construed in accordance with the laws of the State of Nevada, without reference to its conflicts of laws provisions, and shall be enforceable exclusively in the courts therein. Changes, amendments or modification in or additions to of any provision under or of this agreement may be made only by a written instrument executed by the parties thereto. No waivers shall be valid unless in writing and signed by the waiving party. All notices must be in writing and are deemed given when received, regardless of the means of transmission, except that notices sent via electronic mail (e-mailed) or faxed notices shall be valid only if their receipt is thereafter confirmed by the receiving party by return transmission or otherwise.

15. Construction. If any term or provision of this Agreement, or any application thereof to any circumstances, is declared invalid, in whole or in part, or otherwise unenforceable, such term or provision or application shall be deemed to have been modified to the minimum extent necessary for it to be enforceable, and shall not affect other terms or provisions or applications of this Agreement.

IN WITNESS WHEREOF, the parties hereunto set their hands and seals as of the last date set forth below.

ROI LAND DEVELOPMENT INC.

By:	/s/ Martin Scholz	/s/ Sami Ben Chaouch
	Martin Scholz; Executive Vice President	Dated: May 18, 2017
Dated: May 18, 2017

/s/ Sebastien Cliche
Sebastien Cliche, President
Dated: May 18, 2017

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